Exhibit 99.1

 National & Retail Trades and First Call, Release: February 24, 2005 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS RECORD EARNINGS

FOR FOURTH QUARTER AND FISCAL 2004

•

Fourth Quarter Net Income Increase of 32.8% and EPS of $0.94 per Diluted Share

•

Fiscal 2004 Net Income Increase of 25.7% and EPS of $2.12 per Diluted Share

•

Company to Begin Expensing of Stock Options in First Quarter of Fiscal 2005

MENOMONEE FALLS, WI … February 24/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported record results for the three months and twelve months ended January 29, 2005.

Fourth Quarter Results

Kohl’s Corporation reported a 32.8 percent increase in net income for the quarter ended January 29, 2005. Net income was $324.9 million, or $0.94 per diluted share, compared with $244.8 million or $0.71 per diluted share a year ago. Net sales increased to $4.1 billion from $3.6 billion a year ago, an increase of 14.5 percent for the quarter. Comparable store sales increased 1.3 percent for the same period.

2004 Fiscal Year Results

For the twelve months ended January 29, 2005, net income increased 25.7 percent to $730.4 million or $2.12 per diluted share, compared with $580.9 million or $1.69 per diluted share a year ago. Net sales increased 13.8 percent to $11.7 billion from $10.3 billion a year ago.  Comparable store sales increased 0.3 percent to last year.

As mentioned in a press release on February 22nd, as a result of a clarification issued by the Securities and Exchange Commission (SEC) on February 7th regarding lease accounting, Kohl’s Corporation reviewed its lease accounting practices.  In consultation with its external auditors, Ernst & Young, Kohl’s Corporation corrected its method of accounting for leases related to store locations that are located on leased land as well as for certain stores with operating leases.  The results above and the attached financial statements for both fiscal 2003 and 2004 reflect these adjustments.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We made tremendous progress on our 2004 initiatives and are very pleased with the bottom-line results for the quarter and the year.  Our inventory levels have been appropriately managed, resulting in significantly lower clearance levels and the best gross margin performance in our history.  The in-store shopping experience Kohl’s was known for in the past has been restored.  We have made great strides in improving the content in our merchandise and in motivating the customer through our marketing.  In 2005, our focus is to create a fun and exciting shopping experience through continued improvements in merchandise content and new improvements in merchandise presentation.  We will continue to drive market share gains through differentiation in our marketing in the coming year.”

Montgomery added, “I am very proud of our over 100,000 associates and the role they played in helping the Company achieve a successful year and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can truly ‘Expect Great Things’ from Kohl’s in 2005.”

Accounting for Stock-Based Compensation

Separately, Kohl’s Corporation has decided to early adopt, in the first quarter of 2005, Statement of Financial Accounting Standards (SFAS) No. 123R, which modifies SFAS No. 123, "Accounting for Stock-Based Compensation". This revised accounting standard requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method. The impact of the adoption of this accounting change on Kohl’s Corporation fiscal 2005 diluted earnings per share is expected to be a reduction of 8 to 9 cents, with the expense being incurred in approximately equal quarterly amounts throughout the year.  The effect on fiscal 2004 diluted earnings per share would have been similar.   As a result, prior period financial statements will be restated to recognize compensation cost in the amounts previously reported in the pro forma footnote disclosures under the provisions of SFAS 123. The restatements for each of the fiscal 2004 quarters will be included in Kohl’s 2005 quarterly releases and 2005 Forms 10-Q.

Expansion Update

During the year, the Company successfully opened 95 new stores, including entries into Sacramento, Calif.; San Diego, Calif.; Memphis, Tenn.; San Francisco, Calif.; Salt Lake City, Utah; Portland, Maine; and Reno, Nevada.

The Company now operates 637 stores in 40 states, compared with 542 stores in 36 states at the same time last year.

The Company plans to open approximately 95 stores in fiscal 2005, split evenly between new market entries and fill-ins in existing markets. In the Spring season, the Company will open approximately 33 stores, including seven stores each in the Northeast, Midwest and Southeast regions and four stores each in the Mid-Atlantic, Southwest and Southcentral regions.

Fourth Quarter Earnings Conference Call

Investors may listen to the fourth quarter earnings conference call today at 5:00 PM (EST) by dialing 847-619-6368 ten minutes prior to the start of the call, over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  To access a 36-hour telephone replay of the call, simply dial 630-652-3018.  (Pass Code: 10753005).

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:  Vicki Shamion, Director – Public Relations, (262) 703-1464

KOHL’S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share date)

(Unaudited)

	13 Weeks Ended
	January 29, 2005	% to Net Sales	January 31, 2004 (Restated)	% to Net Sales

Net sales	$ 4,078.7		$ 3,561.9
Cost of merchandise sold	2,708.1	66.4%	2,460.2	69.1%

Gross margin	1,370.6	33.6%	1,101.7	30.9%

Operating expenses:
Selling, general and administrative	750.2	18.4%	622.1	17.5%
Depreciation and amortization	78.0	1.9%	65.2	1.8%
Preopening expenses	2.6	0.1%	4.7	0.1%

Operating income	539.8	13.2%	409.7	11.5%

Interest expense, net	17.4	0.4%	16.2	0.5%

Income before income taxes	522.4	12.8%	393.5	11.0%
Provision for income taxes	197.5	4.8%	148.7	4.1%

Net income (a)	$ 324.9	8.0%	$ 244.8	6.9%

Basic net income per share	$ 0.95		$ 0.72
Avg. number of shares	343.2		340.0

Diluted net income per share	$ 0.94		$ 0.71
Avg. number of shares	345.7		344.0

LIFO (expense) credit	($2.4)		$ 5.0

(a)	The impact of the Company’s change in lease accounting, as discussed in the February 22, 2005 press release, is as follows:

                             13 Weeks Ended

January 29, 2005

January 31, 2004

Increase in selling, general, and administrative expenses

$  3.1

$  2.6

Increase in depreciation and amortization

       0.6

       0.7

Reduction in operating income

3.7

3.3

Reduction in provision for income taxes

(1.4)

(1.2)

Reduction in net income

   $  2.3

   $  2.1

Reduction in diluted EPS

$(0.01)

$(0.01)

KOHL’S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share date)

(Unaudited)

	52 Weeks Ended
	January 29, 2005	% to Net Sales	January 31, 2004 (Restated)	% to Net Sales

Net sales	$ 11,700.6		$10,282.1
Cost of merchandise sold	7,587.0	64.8%	6,887.0		67.0%

Gross margin	4,113.6	35.2%	3,395.1		33.0%

Operating expenses:
Selling, general and administrative	2,539.6	21.7%	2,101.7		20.4%
Depreciation and amortization	288.2	2.5%	239.6		2.3%
Preopening expenses	49.1	0.4%	47.0		0.5%

Operating income	1,236.7	10.6%	1,006.8		9.8%

Interest expense, net	62.4	0.6%	72.9		0.7%

Income before income taxes	1,174.3	10.0%	933.9		9.1%
Provision for income taxes	443.9	3.8%	353.0		3.5%

Net income (d)	$ 730.4	6.2%	$ 580.9		5.6%

Basic net income per share	$ 2.14		$ 1.71
Avg. number of shares	341.7		339.2

Diluted net income per share	$ 2.12		$ 1.69	(b)
Avg. number of shares	344.8		344.9	(c)

LIFO (expense) credit	($2.4)		$ 5.0

(b)

The earnings per share for fiscal 2003 is calculated using the “if converted” method. The net income in the calculation is $583.0 which includes interest on convertible debt securities, net of tax of $2.1.

(c)	The average number of shares includes 1.4 shares related to the assumed conversion of convertible debt securities.

(d)	The impact of the Company’s change in lease accounting, as discussed in the February 22, 2005 press release, is as follows:

	52 Weeks Ended_

	January 29, 2005	January 31, 2004
Increase in selling, general, and administrative expenses	$ 11.3	$ 10.3
Increase in depreciation and amortization	2.4	2.7
Increase in pre-opening expenses	2.7	3.5
Reduction in operating income	16.4	16.5
Reduction in provision for income taxes	(6.2)	(6.2)
Reduction in net income	$ 10.2	$ 10.3

Reduction in diluted EPS	$ (0.03)	$(0.03

Kohl’s Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

Subject to Reclassification

	January 29, 2005	January 31, 2004 (Restated)

Assets
Current assets:
Cash and cash equivalents	$ 116,717	$ 112,748
Short-term investments	88,767	34,285
Accounts receivable trade, net	1,389,632	1,150,157
Merchandise inventories	1,946,977	1,606,990
Deferred income taxes	54,050	49,822
Other current assets	47,294	70,894
Total current assets	3,643,437	3,024,896

Property and equipment, net	3,987,945	3,316,486
Favorable lease rights, net	224,903	235,491
Goodwill	9,338	9,338
Other assets	113,676	104,539
Total assets	$ 7,979,299	$ 6,690,750

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 704,655	$ 532,599
Accrued liabilities	570,757	441,961
Income taxes payable	177,182	135,527
Current portion of long-term debt and capital leases	3,464	12,529
Total current liabilities	1,456,058	1,122,616

Long-term debt and capital leases	1,103,441	1,075,973
Deferred income taxes	296,551	209,893
Other long-term liabilities	156,521	133,759
Shareholders’ equity	4,966,728	4,148,509
Total liabilities and shareholders’ equity	$ 7,979,299	$ 6,690,750

Kohl’s Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

Subject to Reclassification

	52 Weeks Ended
	January 29, 2005	January 31, 2004 (Restated)

Operating activities

Net income	$ 730,380	$ 580,897
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	288,892	246,594
Amortization of debt discount	216	3,576
Deferred income taxes	82,430	65,259
Changes in operating assets and liabilities:
Accounts receivable, net	(239,475)	(159,347)
Merchandise inventories	(339,987)	20,006
Other current assets	23,600	(27,180)
Other long-term assets	(4,412)	-
Accounts payable	172,056	(118,132)
Accrued and other long-term liabilities	151,558	107,471
Income taxes	82,400	35,317

Net cash provided by operating activities	947,658	754,461

Investing activities

Acquisition of property and equipment
and favorable lease rights	(889,598)	(831,599)
Net (purchases) sales of short term investments	(54,482)	441,706
Other	(33,411)	(25,624)
Net cash used in investing activities	(977,491)	(415,517)

Financing activities

Repayments of convertible and other long-term debt, net	(13,213)	(362,353)
Payments of financing fees on debt	(79)	(185)
Net proceeds from issuances of common shares	47,094	46,257
Net cash provided by (used in) financing activities	33,802	(316,281)

Net increase in cash and cash equivalents	3,969	22,663
Cash and cash equivalents at beginning of period	112,748	90,085

Cash and cash equivalents at end of period	$ 116,717	$ 112,748